23 JULY 2025

CORPAY, INC.
ALPHA GROUP INTERNATIONAL PLC

COOPERATION AGREEMENT

100 Bishopsgate London EC2P 2SR

CONTENTS
CLAUSE    PAGE

1.	Definitions and interpretations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	1
2.	Publication of the Announcement and the terms of the Acquisition . . . . .	11
3.	Undertakings in relation to Clearances and Regulatory Conditions . . . . .	11
4.	Scheme Document and Scheme implementation . . . . . . . . . . . . . . . . .	15
5.	Structure of the Acquisition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	17
6.	Employee-related matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	20
7.	Directors' and officers' insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . .	20
8.	Dividend . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	20
9.	Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	21
10.	Takeover Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	23
11.	Warranties and undertakings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	24
12.	Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	25
13.	Entire agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	25
14.	Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	26
15.	Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	26
16.	Language . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	27
17.	Waivers, rights and remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	27
18.	No partnership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	28
19.	Further assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	28
20.	Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	28
21.	Variations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	28
22.	Invalidity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	28
23.	Third party enforcement rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	29
24.	Governing law and jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	29
25.	Corpay Agent for service of process . . . . . . . . . . . . . . . . . . . . . . . . . .	30
Schedule 1 Form of Announcement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .		33
Schedule 2 Alpha Share Plans and Employee-Related Matters . . . . . . . . . . .		34

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THIS AGREEMENT is made on 23 July 2025
BETWEEN
(1)    CORPAY, INC., a company incorporated under the laws of Delaware with registered number 2854298, whose registered office is at 3280 Peachtree Road Suite 2400 Atlanta Georgia 30305 (Corpay); and
(2)    ALPHA GROUP INTERNATIONAL PLC, a public limited company incorporated under the laws of England and Wales with registered number 07262416, whose registered office is at Brunel Building, 2 Canalside Walk, London, England, W2 1DG (Alpha);
Corpay and Alpha are together referred to as the parties and individually as a party.
WHEREAS
(A)    Corpay proposes to announce immediately following execution of this Agreement a firm intention to make a recommended offer for the entire issued and to be issued share capital of Alpha pursuant to Rule 2.7 of the Code.
(B)    The Acquisition will be made on the terms and subject to the conditions set out in the Announcement and this Agreement.
(C)    The parties intend that the Acquisition will be implemented by way of the Scheme, although Corpay reserves the right, subject to the terms of this Agreement and the Announcement, to elect to implement the Acquisition by way of a Takeover Offer.
(D)    The parties have agreed to take certain steps to effect the completion of the Acquisition and certain other matters in connection with the Acquisition and are entering into this Agreement to set out their respective rights, obligations and commitments in relation to such matters.
IT IS AGREED:
1.Definitions and interpretation
1.1    In this Agreement (including the recitals but excluding Schedule 1), the terms and expressions listed in this clause 1.1 shall have the meanings set out in this clause 1.1. Terms and expressions used in Schedule 1 shall have the meanings given to them in Schedule 1.
Acceptance Condition means the acceptance condition to any Takeover Offer;

Acquisition means the acquisition by Corpay of the entire issued and to be issued ordinary share capital of Alpha, to be effected by means of the Scheme or by way of the Takeover Offer under certain circumstances described in this Agreement, and, where the context admits, any subsequent revision, variation, extension or renewal thereof;
Acquisition Document means (a) if the Acquisition is (or is to be) implemented by the Scheme, the Scheme Document; or (b) if the Acquisition is (or is to be) implemented by the Offer, the Offer Document;
acting in concert shall be construed in accordance with the Code, provided that, to the extent that a ruling or exemption has been sought and obtained from the Panel (and continues to apply) in relation to the application of a particular presumption of acting in concert in the context of the Acquisition, the treatment agreed with the Panel pursuant to such ruling or exemption shall apply under this definition, and act in concert and concert parties shall be construed accordingly;
Affiliates means, in relation to a person, any other person that Controls, is Controlled by, or it is under common Control with from time to time, and for the avoidance of doubt in relation to each party, its subsidiaries, subsidiary undertakings and associated undertakings, and any other body corporate, person or undertaking (including a joint venture, partnership, firm or company) in which such party and/or such undertakings (aggregating their interests) have a Significant Interest;
Agreed Switch has the meaning set out in clause 5.1(a);
Alpha Board means the board of directors of Alpha from time to time;
Alpha Board Recommendation means a unanimous, unconditional and unqualified recommendation from the Alpha Board to Alpha Shareholders, in respect of the Acquisition: (a) to vote in favour of the Scheme at the Court Meeting and in favour of the Alpha Resolutions at the Alpha General Meeting; or (b) if Corpay elects to implement the Acquisition by means of a Takeover Offer in accordance with the terms of this Agreement, to accept the Takeover Offer;
Alpha Board Recommendation Change means:
(a)    if Alpha makes an announcement without the prior written consent of Corpay prior to publication of the Scheme Document (and/or (if different) the document convening the Alpha General Meeting) or, if applicable, the Offer Document, that: (i) the Alpha Board no longer recommends or intends to make the Alpha Board Recommendation (or include the same in the Scheme Document or, if applicable, the Offer Document) or modifies or qualifies or intends to adversely modify or qualify such recommendation; (ii) other than where a Switch has occurred, it will not convene or hold the Court Meeting and/or the Alpha General Meeting; or (iii) other than where an Agreed Switch has occurred, it intends not to publish or post the

Scheme Document or (if different) the document convening the Alpha General Meeting;
(b)    the Scheme Document or (if different) the document convening the Alpha General Meeting does not include, when published, the Alpha Board Recommendation or, in the event of an Agreed Switch, the Alpha Board does not consent to the Alpha Board Recommendation being included in the Offer Document;
(c)    the Alpha Board: (i) withdraws, adversely modifies or adversely qualifies the Alpha Board Recommendation; or (ii) makes an announcement that the Alpha Board Recommendation has ceased to be unconditional and/or unanimous;
(d)    Alpha announces that the Alpha Board recommends or intends to recommend that Alpha Shareholders accept or vote in favour of a Competing Transaction;
(e)    other than where a Switch has occurred, if Alpha makes an announcement that it will delay the convening or holding of, or will adjourn, the Court Meeting or the Alpha General Meeting to a date which is later than the 22nd day after the expected day of the Court Meeting or the Alpha General Meeting (as applicable) as set out in the Scheme Document, in each case, without the prior written consent of Corpay (and, if required, the Panel), except where: (i) such delay or adjournment is solely caused by logistical or practical reasons beyond Alpha’s reasonable control, in which case the 22nd day referred to in this limb (e) will be deemed to be extended by the length of any such delay; or (ii) a supplementary circular is required to be published in connection with the Scheme and as a result the Court Meeting and/or Alpha General Meeting (as the case may be) cannot be held by the date set out in the expected timetable in the Scheme Document, in compliance with the Code and any other Law, in which case the 22nd day referred to in this limb (e) will be deemed to be extended by the length of any such delay but only with the prior written consent (such consent not to be unreasonably withheld) of Corpay in respect of any such extension; or (iii) Corpay has committed a breach of clause 3.1 and/or clause 4 of this Agreement which has directly led to the delay, in which case the 22nd day referred to in this limb (e) will be deemed to be extended by the length of any such delay;
(f)    the Alpha Board fails to publicly reaffirm or re-issue the Alpha Board Recommendation or, as appropriate, its intention to make the Alpha Board Recommendation on an unmodified and unqualified basis by 5:30 p.m. on the second Business Day following Corpay’s request to do so, provided that Corpay may only make any such request three times between the date of this Agreement and the Effective Date; or

(g)    if, after the approval of the Alpha Resolutions, Alpha announces that it will not, or does not intend to implement the Scheme (other than in the event of an Agreed Switch);
Alpha Directors means the directors of Alpha from time to time;
Alpha General Meeting means the general meeting of Alpha to be convened in connection with the Acquisition, notice of which will be set out in the Scheme Document, including (where the context requires) any adjournment, postponement or reconvening thereof;
Alpha Group means Alpha and its Affiliates, and member of the Alpha Group shall be construed accordingly;
Alpha Representative has the meaning given in clause 11.3;
Alpha Resolutions means such shareholder resolutions of Alpha as are necessary to approve, implement and effect the Scheme and the Acquisition and any related changes to Alpha’s articles of association;
Alpha Share Plans means (i) the Group LTIP, and (ii) the Subsidiary Schemes;
Alpha Shareholder Meetings means the Court Meeting and the Alpha General Meeting;
Alpha Shareholders means the registered holders of Alpha Shares from time to time;
Alpha Shares means the ordinary shares of 0.2 pence each in the capital of Alpha from time to time;
Announcement means the announcement detailing the terms and conditions of the Acquisition to be made pursuant to Rule 2.7 of the Code, in substantially the form set out in Schedule 1;
Business Day means a day other than a Saturday, Sunday or public holiday in England when banks in London (United Kingdom) and New York (United States) are open for the transaction of normal, non-automated, banking business;
Clean Team Agreement means the agreement governing the exchange of confidential competitively and commercially sensitive information through a clean team between Alpha and Corpay dated 26 June 2025;
Clean Team Arrangements means the arrangements established pursuant to the Clean Team Agreement and the Joint Defence Agreement and any additional clean team confidentiality agreements between Alpha and Corpay that may be concluded at a later stage;
Clearances means all authorisations, orders, grants, recognitions, confirmations, consents, licences, clearances, certificates, permissions, approvals, waivers, determinations and/or comfort letters that may need to be obtained, all applications, filings, notifications and submissions that may need to be made and all waiting periods that may need to have expired, from or under any of the Laws or practices applied by any Relevant Authority (or under any agreements or arrangements to which any Relevant Authority is a party) in each case that are necessary and/or advisable to satisfy one or more of the Regulatory Conditions, and any reference to a Clearance having been satisfied shall be construed as meaning that the foregoing has been obtained and/or, where relevant, made and/or expired;
Code means the UK City Code on Takeovers and Mergers, as issued, amended and interpreted from time to time by or on behalf of the Panel;
Companies Act means the Companies Act 2006;
Competing Transaction means any of:
(a)    an offer (including a partial, exchange or tender offer), merger, acquisition, dual-listed structure, scheme of arrangement, whitewash transaction and/or business combination (or the announcement under Rule 2.4 of the Code which the Target Board indicates it is minded to support or recommend or under Rule 2.7 of the Code to do the same), whether or not subject to any pre-conditions and howsoever to be implemented, the purpose of which is to acquire, directly or indirectly, interests in 20 per cent. or more of the issued and to be issued ordinary share capital of Alpha (when aggregated with any interests in shares already held by the acquirer and any person acting or deemed to be acting in concert with the acquirer) or any arrangement or series of arrangements which results in any party acquiring, consolidating or increasing 'control' (as defined in the Code) of Alpha;
(b)    the acquisition or disposal, directly or indirectly, of all or a significant proportion (being 20 per cent. or more) of the business, assets and/or undertakings of the Alpha Group calculated by reference to any of its revenue, profits or gross asset value taken as a whole;
(c)    a demerger, any material reorganisation and/or liquidation involving all or a significant proportion (being 20 per cent. or more) of the Alpha Group calculated by reference to any of its revenue, profits or gross asset value taken as a whole;
(d)    any transaction or arrangement which would constitute a reverse takeover by Alpha or another member of the Alpha Group for the purposes of the UK Listing Rules; or
(e)    any other transaction which would be reasonably likely to prevent, materially interfere with or materially delay implementation of the Acquisition (including, for the avoidance of doubt, any transaction or contractual arrangement or action which would require the approval of Alpha Shareholders pursuant to Rule 21 of the Code), in each case (i) including any agreement to do any of the foregoing, (ii) which is not effected either with the prior written consent of Corpay or at Corpay's direction, (iii) whether implemented in a single transaction or a series of transactions, and (iv) whether conditional or otherwise;
Conditions means:
(a)    for so long as the Acquisition is being implemented by means of the Scheme, the conditions to the implementation of the Acquisition (including the Scheme) as set out in Appendix 1 to the Announcement and to be set out in the Scheme Document, as such conditions may be amended by agreement in writing between Corpay and Alpha and, if required, with the consent of the Panel; and
(b)    if the Acquisition is implemented by means of a Takeover Offer, the conditions referred to in (a) above, as amended by replacing the Scheme Conditions with the Acceptance Condition and as may be further amended in accordance with clause 5.2(f) or otherwise as required by (or with the consent of) the Panel or as may be agreed in writing between Corpay and Alpha (and, if required, with the consent of the Panel), and Condition shall be construed accordingly;
Confidentiality Agreement means the confidentiality agreement between Alpha and Corpay in relation to the Acquisition dated 23 July 2025;
Control and its derivatives, unless defined otherwise, means the power of a person in relation to another person to secure (directly or indirectly):
(a)    by means of the holding of a majority of the shares or the possession of a majority of the voting power in that person or any other person;
(b)    by virtue of any powers conferred by the articles of association, limited partnership agreement, investment management agreement or other document regulating or relating to that person; or
(c)    by other means under a legal right or de facto,
that the affairs of that person are conducted in accordance with the wishes of the person with such power;
Controller means as a result of the Acquisition:

(a) any person in respect of whom FCA approval is required for such person to acquire or increase control (for the purposes of Part XII of the Financial Services and Markets Act 2000 (amended, as applicable, by the Electronic Money Regulations 2011) of any member of the Alpha Group as a result of the Acquisition); and
(b) any person in respect of whom Bank of Canada and MFSA approval is required pursuant to applicable Law in relation to any member of the Alpha Group as a result of the Acquisition;
Corpay Group means Corpay and its Affiliates from time to time before the Effective Date and “member of the Corpay Group” shall be construed accordingly, provided that, in respect of clause 11.3 only, references to Corpay Group shall, following the Effective Date, include the Alpha Group;
Corpay Information means information relating to (a) Corpay and the Corpay Group; (b) the Corpay Responsible Persons and their close relatives (as defined in the Code), related trusts and other persons connected with them and any other person acting in concert with Corpay, (c) any financing of or in connection with the Acquisition, (d) Corpay’s future plans for the Alpha Group and its management and employees, Alpha Share Plans, pension schemes, fixed assets and for any other aspect of Alpha’s business as required under the Code, and (e) statements of opinion, intention, belief or expectation of Corpay or the Corpay Responsible Persons in relation to the Acquisition or in relation to the Corpay Group (or any person acting in concert with Corpay) and/or, following the Effective Date, the Alpha Group;
Corpay Regulatory Condition means the condition set out in paragraph 3(f) of Part A of Appendix 1 to the Announcement;
Corpay Responsible Persons means each of the individuals who, by agreement between Corpay with the Panel, will take responsibility for the Corpay Information (and any other information as agreed with or otherwise required by the Panel) in the Acquisition Document and any other document required to be published in connection with the Acquisition;
Court has the meaning given in the Announcement;
Court Hearing has the meaning given in the Announcement;
Court Meeting has the meaning given in the Announcement;
Court Order has the meaning given in the Announcement;
Court Sanction Date means the date of the Court Order;
Day 60 has the meaning given to it in the Code;
Effective means in the context of the Acquisition: (a) if the Acquisition is implemented by way of the Scheme, the Scheme having become effective pursuant to its terms; or (b) if the Acquisition is implemented by way of the Takeover Offer, the Takeover Offer having been declared or having become unconditional in accordance with the requirements of the Takeover Code
Effective Date means the date on which the Acquisition becomes Effective;
Entitlements has the meaning given in clause 8.3;
Excess has the meaning given in clause 8.3;
FCA means the UK Financial Conduct Authority;
Group LTIP has the meaning given in Schedule 2;
Joint Defence Agreement means the confidentiality and joint defence agreement entered into between Alpha and Corpay (amongst others) in connection with the Acquisition, dated 3 July 2025;
Law means any applicable statute, law, rule, regulation, ordinance, code, order, judgment, injunction, writ, decree, directive, policy, interpretation or rule of common law issued, administered or enforced by any Relevant Authority, or any judicial or administrative interpretation thereof;
Longstop Date means 11.59 pm on 23 May 2026 or such later date as may be agreed in writing by Alpha and Corpay (with the Panel’s consent, if required) or directed by the Panel and in each case as the Court may approve (if such approval is required);
MFSA means the Malta Financial Services Authority;
Offer Document means, if Corpay elects (subject to and in accordance with the terms of this Agreement and the Announcement) to implement the Acquisition by way of a Takeover Offer, the document to be sent to (among others) Alpha Shareholders setting out, among other things, the full terms and conditions of the Takeover Offer, including (where the context requires) any revised or supplementary document;
Panel means the UK Panel on Takeovers and Mergers;
Participant has the meaning given in clause 8.3;
Regulatory Conditions means the conditions set out in paragraphs 3(a) to 3(f) of Part A of Appendix 1 to the Announcement, except in the case of clause 9.1(d)(vi) of this Agreement where Regulatory Conditions means the conditions set out in paragraphs 3(a) to 3(e) of Part A of Appendix 1 to the Announcement;
Regulatory Information Service means any information service authorised from time to time by the FCA for the purpose of disseminating regulatory announcements;
Relevant Authority means any central bank, ministry, governmental, quasi-governmental, supranational (including the European Union),

statutory, regulatory or investigative body or authority or tribunal (including any national or supranational anti-trust, competition, trade or merger control authority, any sectoral ministry or regulator and any foreign investment review body), any national, state, municipal or local government (including any subdivision, court, tribunal, administrative agency or commission or other authority thereof), any entity owned or controlled by them, any private body exercising any regulatory, importing or other authority, or any trade agency, association, institution or professional or environmental body in any jurisdiction, including, the Panel, FCA, CMA, US Department of Justice, US Federal Trade Commission, and MFSA;
Relevant Person has the meaning given in clause 11.3;
Remedies means any conditions, obligations, measures, commitments, modifications, undertakings, orders, remedies (including disposals (whether before or following the Effective Date) and any pre-divestiture reorganisations) or assurance (financial or otherwise) offered or required in connection with satisfaction of any Clearance, and Remedy shall be construed accordingly;
Scheme means the scheme of arrangement proposed to be made under Part 26 of the Companies Act between Alpha and the Scheme Shareholders with, or subject to, any modification, addition or condition approved or imposed by the Court;
Scheme Conditions means the conditions referred to in paragraph 2 of Part A of Appendix 1 to the Announcement;
Scheme Document has the meaning given in the Announcement;
Scheme Record Time has the meaning given in the Announcement;
Scheme Shareholders means the holders of Scheme Shares;
Scheme Shares has the meaning given in the Announcement;
Scheme Voting Record Time has the meaning given in the Announcement;
SEC means the US Securities and Exchange Commission;
Significant Interest in relation to an undertaking, a direct or indirect interest of 20 per cent. or more of the total voting rights conferred by the equity share capital (as defined in section 548 of the Companies Act) of such undertaking;
Subsidiary Schemes has the meaning given in Schedule 2;
Subsidiary Shares has the meaning given in Schedule 2;
Switch has the meaning given in clause 5.1;

Takeover Offer means, should the Acquisition be implemented by way of a takeover offer (within the meaning of section 974 of the Companies Act), the offer to be made by or on behalf of Corpay to acquire the entire issued and to be issued ordinary share capital of Alpha not already held by Corpay (or any associate (as defined in section 988 of the Companies Act) of Corpay) on the terms and conditions to be set out in the Offer Document, including, where the context admits, any subsequent revision, variation, extension or renewal of such takeover offer;
UK Listing Rules means the rules and regulations made by the FCA under Part VI of the Financial Services and Markets Act 2000 and contained in its publication of the same name (as amended from time to time);

US Exchange Act means the US Securities Exchange Act of 1934, as amended;
VAT means value added tax and any similar sales or turnover tax; and
Working Hours means 9.30am to 5.30pm in the relevant location on a Business Day.
1.2    In this Agreement, unless the context otherwise requires:
(a)    the expressions subsidiary and subsidiary undertaking have the meanings given in the Companies Act;
(b)    the expressions offer and interest in shares or securities shall each be construed in accordance with the Code;
(c)    a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced;
(d)    references to a person include any individual, an individual’s executors or administrators, a partnership, a firm, a body corporate (wherever incorporated), an unincorporated association, government, state or agency of a state, local or municipal authority or government body, a joint venture, association, works council or employee representative body (in any case, whether or not having separate legal personality);
(e)    references to a recital, paragraph, clause or Schedule (other than a schedule to a statutory provision) shall refer to those of this Agreement unless stated otherwise;

(f)    headings do not affect the interpretation of this Agreement, the singular shall include the plural and vice versa, and references to one gender include all genders;
(g)    references to time are to London time;
(h)    references to any English legal term or concept for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;
(i)    references to £, GBP, pounds sterling, pence and p are references to the lawful currency from time to time of the United Kingdom;
(j)    any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;
(k)    a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied or supplemented at any time; and
(l)    references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.
1.3    The Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the Schedules.
2.Publication of the Announcement and the terms of the Acquisition
2.1    The obligations of the parties under this Agreement, other than this clause 2.1 and clauses 1, 11 to 25 (inclusive), shall be conditional on the release of the Announcement via a Regulatory Information Service on the date of this Agreement or such later time and date as Corpay and Alpha may agree (and, where required by the Code, the Panel may approve). This clause 2.1 and clauses 1, 11 to 25 (inclusive) shall take effect on and from execution of this Agreement.
2.2    The terms of the Acquisition shall be as set out in the Announcement, together with such other terms as may be agreed by Corpay and Alpha in writing (save in the case of an improvement, for Alpha Shareholders, to the terms of the Acquisition which shall be at the absolute discretion of Corpay) and, where required by the Code, approved by the Panel.
2.3    The terms of the Acquisition at the date of publication of the Acquisition Document shall be set out in the Acquisition Document. If Corpay elects to implement the Acquisition by way of a Takeover Offer in accordance with clause 5, the terms of the Acquisition shall be set out in the announcement pursuant to Rule 2.7 of the Code of the Switch to a Takeover Offer and the Offer Document.
3.Undertakings in relation to Clearances and Regulatory Conditions
3.1    Notwithstanding any other provision of this Agreement, Corpay shall use all reasonable efforts to secure the Clearances and satisfy the Regulatory Conditions as soon as is reasonably practicable following the date of this Agreement and in sufficient time to allow the Effective Date to occur by the Longstop Date.
3.2    Without prejudice to the generality of clause 3.1 and except to the extent otherwise required by applicable Law or a Relevant Authority, Corpay shall (and shall procure that each member of the Corpay Group) shall:
(a)    prepare and submit all filings, notifications or submissions (or, where it is customary to provide drafts before formal notification, such drafts) (as applicable) as are necessary or advisable in connection with obtaining the Clearances to each Relevant Authority as soon as is reasonably practicable after the signing of this Agreement and in any event within the earlier of 20 Business Days or any applicable mandatory time periods after signing of this Agreement; and
(b)    use all reasonable efforts to avoid any such filing, notification or submission being declared incomplete by any Relevant Authority and to avoid the suspension of any review periods of any Relevant Authority.
3.3    Except to the extent otherwise required by applicable Law or a Relevant Authority and without prejudice to clauses 3.1 and 3.2, Corpay shall:
(a)    after prior consultation with Alpha and having regard in good faith to reasonable requests and comments received from Alpha, determine the strategy for obtaining the Clearances, including (i) the timing and sequencing of the discussion, offer or agreement of Remedies with Relevant Authorities, and (ii) the determination of Remedies discussed with or offered to Relevant Authorities;

(b)    without prejudice to clause 3.3(a), contact and correspond with the Relevant Authorities in relation to such Clearances, including responding to questions, requests for further information and correspondence from any Relevant Authority as soon as reasonably practicable after receipt of such questions, requests or correspondence; and
(c)    be responsible for the payment of all filing, administrative and similar fees required in connection with the Clearances.
3.4    Subject to clause 3.7, Corpay and Alpha shall provide each other in a timely manner such information and assistance as may be reasonably required for:
(a)    Corpay to prepare and make any filings, notifications or submissions to Relevant Authorities as are necessary or advisable in connection with obtaining the Clearances, taking into account all applicable waiting periods;
(b)    relevant entities in the Alpha Group to prepare and make any filings, notifications or submissions to Relevant Authorities as are necessary or advisable in order to comply with applicable Law;
(c)    inclusion in any responses to questions, requests for further information or correspondence consequent upon such filings, notification or submissions described in sub-clause (a) above; and
(d)    the identification, structuring and preparation of any Remedies.
3.5    Subject to clause 3.7, and without prejudice to the generality of clauses 3.1 to 3.4, and except to the extent that to do so is prohibited by Law:
(a)    Corpay shall provide, or procure the provision of, draft copies of all filings, notifications, submissions, correspondence and communications (including, in the case of non-written communications, reasonably detailed summaries of such communications) required or intended to be submitted, made, sent or communicated to any Relevant Authority in relation to obtaining any Clearances to Alpha and its advisers at such time as will allow Alpha and its advisers a reasonable opportunity to review and provide comments on such filings, notifications, submissions, correspondence and communications before they are submitted, made, sent or communicated;
(b)    Corpay shall have regard in good faith to any comments made by Alpha or its advisers on draft copies of filings, notifications,

submissions, correspondence and communications provided pursuant to clause 3.5(a);
(c)    Corpay shall provide (or procure the provision) to Alpha copies of all filings, material notifications, material submissions, material correspondence and material communications in the form finally submitted, made, sent or communicated (including, in the case of non-written material communications, reasonably detailed summaries of such communications);
(d)    Corpay shall notify Alpha, and provide (or procure the provision of) to Alpha copies (including, in the case of non-written material communications, reasonably detailed summaries of such communications), in each case in a timely manner, of any material correspondence or material communication from any Relevant Authority in relation to obtaining any Clearances;
(e)    Corpay shall:
(i)    give Alpha reasonable prior notice of and, where requested by Alpha or its advisers and permitted by the Relevant Authority and by Law, allow persons nominated by Alpha to (A) attend meetings, hearings and calls with any Relevant Authority relating to obtaining any Clearance, and (B) make reasonable oral submissions at such meetings, hearings or calls; and
(ii)    where such attendance and participation is not permitted by the Relevant Authority or by Law, provide, to the extent so permitted, Alpha and its advisers with a reasonably detailed written summary of such meeting, hearing or call as soon as reasonably practicable following the meeting, hearing or call and have regard in good faith to any submission that Alpha proposes should be made by Corpay or its representatives at or following such meeting, hearing or call;
(f)    where reasonably requested by Corpay, and insofar as permitted by the Relevant Authority concerned and by Law, Alpha shall make available appropriate representatives for meetings, hearings and calls with any Relevant Authority in connection with the obtaining of any Clearances;
(g)    Corpay shall keep Alpha informed promptly of:

(i)    any developments, facts or circumstances which are material or reasonably likely to be material to the obtaining of a Clearance; and
(ii)    upon reasonable request from Alpha, the progress of any filing, material notification or material submission made pursuant to clause 3.2(a), including the obtaining of any Clearances and the satisfaction of any Regulatory Conditions; and
(h)    Corpay shall not withdraw any filing, notification or submission made to any Relevant Authority pursuant to clause 3.2(a) without the prior written consent of Alpha, not to be unreasonably withheld or delayed.
3.6    Except with the prior written consent of Alpha, Corpay shall not make any filing, notification or submission or proactively engage with any Relevant Authority (other than the Panel) in relation to the Acquisition unless it is necessary and/or Corpay reasonably considers it advisable in order: (i) to satisfy a Regulatory Condition; or (ii) for any member of the Corpay Group to comply with a request (provided that Corpay notifies and consults with Alpha in sufficient time prior to providing a response to any such request, to the extent practicable and legally permissible) or a requirement of any Relevant Authority.
3.7    Any cooperation and provision of information, access or assistance pursuant to this clause 3 (or any other clause of this Agreement that is stated to be subject to this clause 3.7) shall be conducted in a manner reasonably designed to preserve applicable lawyer/client and lawyer work product privileges and to limit the exchange of any commercially or competitively sensitive information. If a provision of this Agreement obliges a party (the disclosing party) to disclose any information to another party:
(a)    which the disclosing party reasonably considers to be commercially or competitively sensitive;
(b)    which the disclosing party is prohibited from disclosing by Law, the requirements of a Relevant Authority or the terms of an existing contract; or
(c)    where such disclosure would result in the loss of privilege that subsists in relation to such information (including legal professional privilege),

the disclosing party shall disclose the relevant information to such other party: (i) pursuant to the Clean Team Arrangements (including on an external counsel basis) or as the disclosing party and such other party may otherwise agree; or (ii) where disclosure in a manner contemplated by clause 3.7 would reasonably be expected to have a material adverse effect on the disclosing party’s legitimate business interest, and such information may be disclosed directly to a Relevant Authority, directly to a Relevant Authority (and in such circumstances, the disclosing party shall provide to such other party a non-confidential version of such information).
3.8    Corpay shall procure, in connection with the Regulatory Conditions and related Clearances, that any Controller shall comply with clauses 3.1, 3.2, 3.3(b), 3.4, 3.5 (other than 3.5(f) and 3.6) as if references to Corpay in such clauses were references to the relevant Controller. Notwithstanding any other provision of this Agreement to the contrary, nothing contained in this Agreement shall require a party or any of its concert parties (including any member of the Alpha Group or the Corpay Group) to take, or cause to be taken, any action with respect to the divestiture of any assets, properties or businesses of the Alpha Group or Corpay Group, or any combination thereof, whether or not conditional on completion of the Acquisition, except as otherwise agreed by the parties (with the consent of the Panel, if required).
4.Scheme Document and Scheme implementation
4.1    Corpay agrees and undertakes:
(a)    promptly to provide to Alpha (and/or its advisers) all Corpay Information as may reasonably be requested and which is required by Alpha (and/or its advisers) having regard to the Code and other applicable Law, for inclusion in the Scheme Document (including any information required under the Code, the Companies Act or other Law);
(b)    promptly to provide Alpha (and/or its advisers) with all such other assistance and access as may reasonably be requested or required in connection with the preparation of the Scheme Document and any other document which in any such case is required under the Code or by other Law to be published in connection with the Scheme or Acquisition, and any document required to be produced in the connection with the stamp application required to be submitted to His Majesty's Revenue and Customs in connection with the Scheme including access to, and ensuring the provision of reasonable assistance by, Corpay’s relevant professional advisers; and
(c)    to procure that, wherever applicable, the Corpay directors accept responsibility, in the terms required by the Code and by Law, for all Corpay Information and any other information in the Scheme Document and any other document for which Corpay and/or such persons are required under the Code or by other Law to accept responsibility and which is required under the Code or by such other Law to be published in connection with the Scheme.
4.2    The parties acknowledge that it is Alpha’s expectation and intention that the Court Meeting and the Alpha Shareholder Meeting will be held on 2 September 2025 and that the Scheme Document will include a reference to a specific date, being the expected date on which the Court Meeting and the Alpha Shareholder Meeting will be held.
4.3    Where the Acquisition is being implemented by way of the Scheme:
(a)    Corpay shall vote (and shall procure that each member of the Corpay Group votes) in favour of the resolutions proposed at the Alpha General Meeting in respect of any Alpha Shares it or they hold (whether beneficially or otherwise) at the Voting Record Time;
(b)    Corpay undertakes that, by no later than 11.59pm on the Business Day immediately preceding the date of the Court Hearing, it shall deliver a notice in writing to Alpha either:
(i)    confirming the satisfaction or waiver of all Conditions (other than the Scheme Conditions relating to sanction of the Scheme by the Court and the filing of a copy of the relevant court order with the registrar of companies); or
(ii)    confirming its intention to invoke one or more Conditions (if permitted by the Panel) and providing reasonable details (to the extent in its possession) of the event which has occurred, or circumstances which have arisen, which Corpay reasonably considers entitle it to invoke such Condition(s) and, the reasons why Corpay considers such event or circumstance to be sufficiently material for the Panel to permit it to invoke such Condition;
(c)    if Corpay confirms the satisfaction or waiver of all Conditions (other than the Scheme Conditions relating to sanction of the Scheme by the Court and the filing of a copy of the relevant court order with the registrar of companies) in accordance with clause 4.3(b)(i), Corpay agrees that:
(i)    Alpha shall be permitted to take all necessary steps to procure that the Court Hearing is duly held as soon as reasonably practicable thereafter (having regard to the proposed timetable agreed between the parties and included in the Scheme Document or in any subsequent agreed announcement regarding the implementation of the Acquisition); and
(ii)    Corpay shall cooperate with Alpha in taking the steps described in sub-clause 4.3(c)(i) above and shall not object to (and shall cooperate in relation to) the Scheme being implemented as soon as reasonably practicable thereafter; and
(d)    Corpay shall instruct counsel to appear on its behalf at the Court Hearing and undertake to the Court to be bound by the terms of the Scheme in so far as it relates to Corpay.
4.4    If Corpay or any of the Corpay Responsible Persons becomes aware of any fact, matter or circumstance that it reasonably considers (i) could result in a significant change to the timetable for the Scheme or the Acquisition, or (ii) would or may allow any of the Conditions to be invoked, Corpay shall (subject to any restrictions under Law) promptly inform Alpha of the same and provide reasonable details to the extent in its possession.
5.Structure of the Acquisition
5.1    The parties currently intend that the Acquisition shall be implemented by way of the Scheme. However, Corpay shall be entitled at any time, with the consent of the Panel (if required), to implement the Acquisition by way of a Takeover Offer rather than the Scheme (such election being a Switch) if (but only if):
(a)    Alpha provides its prior written consent (an Agreed Switch), in which case clause 5.2 shall apply;
(b)    a Alpha Board Recommendation Change occurs; or
(c)    a Competing Transaction occurs.
5.2    In the event of any Agreed Switch or, in the case of sub-clauses (c) to (g) below, in the event of any Switch, unless otherwise agreed in writing with Alpha or required by the Panel:

(a)    Corpay shall:
(i)    discuss and agree: (i) any announcements relating to the Acquisition in a timely manner prior to publication of such announcements, and (ii) any proposed changes to the timetable (including, if proposed, any changes to the Longstop Date) in relation to the implementation of the Acquisition with Alpha in a timely manner prior to announcement of such timetable changes;
(ii)    prepare, as soon as reasonably practicable, the Offer Document and the related form of acceptance;
(iii)    consult with Alpha in a timely manner as to the form, content and timing of the publication of the Offer Document and the related form of acceptance;
(iv)    without prejudice to clause 5.2(a)(v), allow Alpha a reasonable opportunity to consider the draft Offer Document and the related form of acceptance for review and comment and consider in good faith for inclusion any comments proposed by Alpha and/or its advisers on such documents; and
(v)    seek and obtain Alpha’s approval of any information on and references to Alpha, the Alpha Group or the Alpha Directors, or for which Alpha or any of the Alpha Directors are taking responsibility, contained in the Offer Document before it is published, and afford Alpha sufficient time to give its approval of such information (such approval not to be unreasonably withheld or delayed), provided that if Alpha does not approve or provide reasonable comments on any such information on and references to Alpha within seven Business Days from the date on which it is provided to Alpha, Corpay shall be entitled to publish the Offer Document containing only: (1) information required by Rule 24 of the Code; (2) any other information contained in the Announcement as is required by the Code; and (3) information which Corpay (acting reasonably) considers appropriate, excluding in each case such information as may be approved by the Panel;
(b)    the Acceptance Condition shall be set, subject to the consent of the Panel, at either:

(i)    ninety (90) per cent of the Alpha Shares to which the Takeover Offer relates; or
(ii)    such lesser percentage, being at least seventy-five (75) per cent of the Alpha Shares to which such offer relates, as Corpay may (with the consent of the Panel) in its sole discretion determine, provided that, if Corpay (with the consent of the Panel) sets an acceptance condition at less than seventy-five (75) per cent of the Alpha Shares to which such Takeover Offer relates, the prior written approval of Alpha shall also be required;
(c)    Corpay shall not take any action (including, without limitation, by publishing any acceptance condition invocation notice under Rule 31.6 of the Code or specifying in the Offer Document an unconditional date which is earlier than Day 60) which would cause the Takeover Offer not to proceed, to lapse or to be withdrawn, in each case for non-fulfilment of the Acceptance Condition, prior to midnight on Day 60 after publication of the Offer Document (or such later date for Day 60 as is set in accordance with Rule 31.3 of the Takeover Code), and Corpay shall ensure that the Takeover Offer remains open for acceptances until such time;
(d)    Corpay shall not, without the prior written consent of Alpha, make any acceleration statement (as defined in the Code), unless: (i) all of the Conditions (other than the Acceptance Condition) have been satisfied or waived (if capable of waiver); (ii) the acceleration statement contains no right for Corpay to set the statement aside (except with Alpha’s prior written consent); and (iii) Corpay undertakes to Alpha not to take any action or step otherwise to set the acceleration statement aside;
(e)    If at any time between the publication of the Offer Document and 5.00pm on the date falling on the second day prior to Day 39 (as defined in the Code), it is reasonably expected that any Regulatory Condition is not likely to be satisfied or waived (if capable of waiver) prior to the last date permitted under Rule 31.1 of the Code, Corpay shall before the 30th day after the publication of the Offer Document (or such later day as Alpha may agree), consult with Alpha and the Panel as to whether the offer timetable should be suspended in accordance with Rule 31.4 and, if requested by Alpha, shall request such suspension or extension to a date agreed by Corpay with Alpha and the Panel, provided always that such date shall not be later than the Long Stop Date;

(f)    Corpay shall ensure that, subject to the terms of this Agreement:
(i)    the Takeover Offer is made on substantially the same terms as those set out in the Announcement (or on improved terms for Alpha Shareholders), subject to any modifications necessary to ensure that such Takeover Offer complies with the requirements of the US Exchange Act (if applicable) and the rules and regulations promulgated thereunder; and
(ii)    the only conditions to the Takeover Offer shall be the Conditions, subject to replacing the Scheme Conditions with the Acceptance Condition and any other modifications or amendments to the Conditions as may be required by the Panel or agreed in writing between Corpay and Alpha (with the consent of the Panel, if required); and
(g)    Corpay shall keep Alpha informed, on a confidential basis within two Business Days following receipt of a written request from Alpha, of (i) the number of Alpha Shareholders that have validly returned their acceptance or withdrawal forms, and (ii) the number of Alpha Shareholders who have incorrectly completed their acceptance or withdrawal forms, including in each case the identity of such Alpha Shareholders and the number of Alpha Shares to which such forms relate.
5.3    In the event of any Agreed Switch, all provisions of this Agreement relating to the Scheme and its implementation shall apply to the Takeover Offer or its implementation mutatis mutandis, save as set out in this clause 5 or unless this Agreement is terminated in accordance with clause 9.
5.4    If the Acquisition is implemented by way of a Takeover Offer, Corpay shall conduct such Takeover Offer in accordance with all Law, including the applicable provisions of the US Exchange Act and the rules and regulations promulgated thereunder.
6.Employee-related matters
The provisions of Schedule 2 shall apply in respect of the Alpha Share Plans and certain other Alpha employee-related matters.
7.Directors’ and officers’ insurance
7.1    If and to the extent such obligations are permitted by Law, for six years after the Effective Date, Corpay shall not prevent the members of the

Alpha Group from honouring and fulfilling their respective obligations (if any) existing as at the date of this Agreement to indemnify their respective current directors and officers and advancing reasonable expenses and providing such directors and officers with all reasonable assistance to the extent they need to make a claim against any existing Alpha directors’ and officers’ insurance policy (including any associated run-off cover existing at the date of this Agreement or purchased pursuant to clause 7.2 below) in each case with respect to matters existing or occurring at or prior to the Effective Date.
7.2    Corpay acknowledges that Alpha may purchase directors’ and officers’ liability insurance cover for both current and former directors and officers of the Alpha Group, including directors and officers who retire or whose employment is terminated as a result of the Acquisition, for acts and omissions up to and including the Effective Date, in the form of run-off cover for a period of six years following the Effective Date. Such insurance cover shall be with reputable insurers and provide cover, in terms of amount and breadth, substantially equivalent to that provided under the Alpha Group’s directors’ and officers’ liability insurance as at the date of this Agreement.
8.Dividend
8.1    If any dividend and/or other distribution and/or other return of value or capital is authorised, declared, made or paid or becomes payable in respect of the Alpha Shares on or after the date of the Announcement, Corpay reserves the right to reduce the Acquisition Price (as such term is defined in the Announcement) by the aggregate amount of such dividend and/or other distribution and/or other return of value or capital in which case the relevant eligible Alpha Shareholders will be entitled to receive and retain such dividend and/or distribution and/or other return of capital.
8.2    If any such dividend and/or other distribution and/or other return of value or capital is paid or becomes payable by Alpha after the date of this Announcement and Corpay exercises its rights described above, any reference in this Announcement to the Acquisition Price (as defined in the Announcement) will be deemed to be a reference to the consideration as so reduced. Any exercise by Corpay of its rights referred to in this paragraph will be the subject of an announcement and, for the avoidance of doubt, will not be regarded as constituting any revision or variation of the terms of the Scheme.
8.3    If any dividend and/or other distribution and/or other return of value or capital is authorised, declared, made or paid or otherwise becomes payable in respect of any of the Subsidiary Shares to any holders of such Subsidiary Shares in the period between and including 1 July 2025 and the Effective Date, to the extent that the aggregate amount of all such dividends and/or other distributions and/or other returns of value or capital exceeds £1,000,000 (the Excess), Corpay reserves the right to reduce the entitlements of all participants of the Alpha Share Plans (each a Participant and, together, the Participants) contemplated by the proposals made to the Participants under Rule 15 of the Code in connection with the Acquisition (the Entitlements), provided that:
(a)    any such reduction of the Entitlements will:
(i)    be borne by all Participants based on their pro rata holding of all Subsidiary Shares at the relevant time; and
(ii)    in aggregate not exceed an amount equal to the aggregate amount of the Excess actually received by the Participants or which such Participants are entitled to receive; and
(b)    any exercise by Corpay of its rights referred to in this clause 8.3 will:
(i)    be subject to an announcement at the relevant time; and
(ii)    not be regarded as constituting any revision or variation of the terms of the Scheme or of any proposal made pursuant to Rule 15 of the Code.

9.Termination
9.1    Subject to clauses 9.2 to 9.4, this Agreement shall terminate, and all rights and obligations of the parties under this Agreement shall cease, as follows:
(a)    if agreed in writing between Alpha and Corpay;
(b)    if the Announcement is not released via a Regulatory Information Service at or before the date specified in clause 2.1 (unless, before that time, Corpay and Alpha agree another later date in accordance with clause 2.1, in which case the later time and date shall apply for the purpose of this clause 9.1(b));
(c)    upon service of written notice by Corpay to Alpha, if there has been a Alpha Board Recommendation Change;

(d)    upon service of written notice by Alpha to Corpay (or by Corpay to Alpha), if one or more of the following occurs:
(i)    a Competing Transaction: (a) occurs or is recommended by the Alpha Board or any committee thereof; or (b) completes, becomes effective or is declared or becomes unconditional;
(ii)    prior to the Long Stop Date, any Condition has been invoked by Corpay (where the invocation of the relevant Condition is permitted by the Panel);
(iii)    the Acquisition is, with the permission of the Panel (if required), withdrawn, terminated or lapses in accordance with its terms prior to the Longstop Date (other than where such withdrawal, termination or lapse is as a result of the exercise of Corpay’s right to effect a Switch in accordance with the terms of this Agreement and such Switch is an Agreed Switch);
(iv)    (x) the Court Meeting is held and the Scheme is not approved by the requisite majority of the Alpha Shareholders at the Court Meeting, (y) the General Meeting is held and the Resolutions are not passed by the requisite majority of Alpha Shareholders at the General Meeting, or (z) the Court refuses to sanction the Scheme and, in each case, within two Business Days of a request from Corpay following such occurrence, Alpha fails to give its consent to implement the Acquisition by way of a Takeover Offer rather than the Scheme;
(v)    the Court Meeting or the General Meeting is/are not held on or before the 22nd day after the expected date of such meeting or hearing as may be set out in the Scheme Document (or such later date as may be agreed in writing between the parties with the consent of the Panel and the approval of the Court (if such approval is required));
(vi)    the Court Hearing is not held on or before the 18th Business Day after:
(A)    if Corpay has notified Alpha before the Court Hearing that it is aware of another Clearance being required to satisfy the Corpay Regulatory Condition, and that Corpay intends to seek such Clearance, all of the

Regulatory Conditions and the Corpay Regulatory Condition (in respect of such additional Clearance) have been satisfied or waived; or
(B)    if Corpay has not notified Alpha under subparagraph (A) above, all of the Regulatory Conditions have been satisfied or waived or, in each case, such later date as may be agreed in writing between the parties with the consent of the Panel and the approval of the Court (if such approval(s) are required);
(vii)    unless otherwise agreed by Corpay and Alpha in writing or required by the Panel, if the Effective Date has not occurred on or before the Longstop Date; or
(viii)    upon service of a written notice by Corpay to Alpha prior to the Long Stop Date stating that either:
(A)    any Condition which has not been waived is (or has become) incapable of satisfaction by the Long Stop Date and notwithstanding that Corpay has the right to waive such Condition, Corpay will not do so; or
(B)    any Condition which is incapable of waiver is incapable of satisfaction by the Long Stop Date, in each case in circumstances where the invocation of the relevant Condition, or confirmation that the Condition is incapable of satisfaction, as appropriate has been permitted by the Panel.
9.2    Termination of this Agreement shall be without prejudice to the rights of the parties which have arisen prior to termination, including any claim in respect of a breach of this Agreement.
9.3    Clauses 1, 11 to 18 (inclusive), 20 to 25 (inclusive) shall survive termination of this Agreement.
9.4    Without prejudice to clause 9.3, if this Agreement is terminated in accordance with its terms on or after the Effective Date, clauses 6, 7, 8 and Schedule 2 shall also survive termination of this Agreement if a Switch occurs and a Takeover Offer becomes unconditional in accordance with the Code.

10.Takeover Code
10.1    Nothing in this Agreement shall in any way limit the parties’ obligations under the Code and any uncontested rulings of the Panel as to the application of the Code in conflict with the terms of this Agreement shall take precedence over such terms of this Agreement.
10.2    The parties agree that, if the Panel determines that any provision of this Agreement that requires Alpha to take or not to take any action, whether as a direct obligation or as a condition to any other person’s obligation (however expressed), is not permitted by Rule 21.2 of the Code, that provision shall have no effect and shall be disregarded.
10.3    Nothing in this Agreement shall oblige Alpha or the Alpha Directors to recommend any Takeover Offer or any Scheme proposed by Corpay or any member of the Corpay Group.
10.4    Without prejudice to the warranties and undertakings given by the parties pursuant to clause 11, nothing in this Agreement shall be taken to restrict the directors of any member of the Alpha Group or the Corpay Group from complying with Law, orders of court or regulations, including the Code, the UK Listing Rules and the rules and regulations of the Panel or any other Relevant Authority.
10.5    Corpay acknowledges that nothing in this Agreement shall require Alpha to maintain the Alpha Board Recommendation.
11.Warranties and undertakings
11.1    Each party warrants to the other parties on the date of this Agreement that:
(a)    it has the requisite power and authority to enter into and perform its obligations under this Agreement;
(b)    this Agreement constitutes its legal, valid and binding obligations in accordance with its terms; and
(c)    the execution and delivery of, and performance of its obligations under, this Agreement shall not:
(i)    result in any breach of any provision of its constitutional documents;
(ii)    result in a breach of, or constitute a default under, any instrument which is material in the context of the Acquisition to which it is a party or by which it is bound; or

(iii)    result in a breach of any order, judgment, or decree of any court or governmental agency to which it is a party or by which it is bound.
11.2    Corpay warrants to Alpha that, as at the date of this Agreement, no resolution of, or approval by shareholders of Corpay is required to implement the Acquisition.
11.3    Corpay acknowledges and agrees, on its own behalf, on behalf of the Corpay Group, (each such person being a Relevant Person) that any information and/or assistance provided by, or actions carried out or statements made by, any directors, officers, employees, contractors or advisers of any member of the Alpha Group (appointed as such prior to the Effective Date) (each a Alpha Representative), to any Relevant Person or any of their respective directors, officers, employees, partners, consultants, contractors or advisers, whether before, on or after the date of this Agreement: (i) pursuant to the obligations of Alpha or any member of the Alpha Group under or otherwise in connection with this Agreement; or (ii) in connection with the Acquisition, shall in each case be (and have been) given on the basis that the relevant Alpha Representative shall not incur any liability, whether in contract, tort (including negligence) or otherwise, nor owe any duty of care in connection with the Acquisition to any Relevant Person or any of their respective directors, officers, employees, partners, consultants, contractors or advisers in respect of any loss or damage that any Relevant Person or any of their respective directors, officers, employees, partners, consultants, contractors or advisers may suffer as a result of the provision of any such information and/or assistance (save, in each case, for loss or damage resulting from the fraud or fraudulent misrepresentation of the relevant Alpha Representative).
12.Costs
12.1    Except as otherwise expressly provided in this Agreement, each party shall pay its own costs and expenses (including Taxation) incurred in connection with negotiating, preparing, completing and/or terminating this Agreement and otherwise in connection with the Acquisition (including any matters contemplated by this Agreement).
12.2    Corpay shall bear all notarisation fees and all stamp duty, stamp duty reserve tax or other documentary, transfer or registration duties or taxes for which it is liable under applicable law (including in each case any related interest or penalties) arising as a result of the entry into or implementation of this Agreement or of any of the other documents related to the implementation of the Acquisition.
13.Entire agreement
13.1    The provisions of this Agreement shall be supplemental to and shall not prejudice the terms of the Confidentiality Agreement or any Clean Team Arrangements which shall remain in full force and effect. Without prejudice to the terms of the Announcement or the Acquisition Document, this Agreement, the Confidentiality Agreement and the Clean Team Arrangements together set out the entire agreement between Alpha (on the one hand) and Corpay (on the other hand) relating to the Acquisition and supersede any previous draft, agreement, arrangement or understanding, whether in writing or not, relating to the Acquisition.
13.2    Each party acknowledges and agrees that in entering into this Agreement it is not relying upon any pre-contractual statement that is not expressly set out in this Agreement, the Confidentiality Agreement or any of the Clean Team Arrangements.
13.3    Except in the case of fraud or fraudulent misrepresentation, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement, the Confidentiality Agreement or any of the Clean Team Arrangements.
13.4    For the purposes of this clause, pre-contractual statement means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement, the Confidentiality Agreement or any of the Clean Team Arrangements made or given by any person at any time prior to the entry into of this Agreement.
13.5    Nothing in this Agreement shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.
14.Assignment
Unless the parties specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any part of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.

15.Notices
15.1    Any notice to be given by one party to another party in connection with this Agreement shall be in writing in English. It shall be delivered by hand, email, registered post or courier using an internationally recognised courier company.
15.2    Subject to clause 15.3, a notice shall be effective upon receipt and shall be deemed to have been received:
(a)    at the time of delivery, if delivered by hand, registered post or, if sent internationally, by courier; or
(b)    at the time of transmission, if delivered by email, in which case the time at which an email is sent shall be the time in the place for service of notices on the recipient by hand, but receipt will not occur if an email delivery failure notice (indicating that the message has not been delivered to the recipient) is received in the sender’s email account immediately after the sender tried to send the notice.
15.3    If a notice is deemed received outside Working Hours, the notice shall be deemed to have been received at the next recommencement of Working Hours.
15.4    The addresses and email addresses of the parties for the purpose of clause 15.1 are:
Corpay
Address:    Corpay, Inc., 3820 Peachtree Rd., Suite 2400, Atlanta, Georgia, 30305
Email:    steve.greene@corpay.com;
daniel.fishbein@corpay.com;
freddie.patersonmorgan@corpay.com;
ryan.ashley@corpay.com;
For the attention of:    Steve Greene; Daniel Fishbein; Freddie Paterson-Morgan; Ryan Ashley
With a copy (which shall not constitute notice) to:
Address:        Jones Day, 21 Tudor Street, London, EC4Y 0DJ
Email:            JARunnicles@jonesday.com;
            Lnferera@jonesday.com;

Alpha
Address:    Alpha Group International plc, Brunel Building, 2 Canalside Walk, London, England, W2 1DG
Email:            clivekahn@alphagroup.com;
            timpowell@alphagroup.com;

For the attention of: Clive Kahn; Tim Powell
With a copy (which shall not constitute notice) to: Freshfields LLP
Address:        100 Bishopsgate, London, EC2P 2SR, United Kingdom
Email:    andrew.hutchings@freshfields.com; nick.jones@freshfields.com; and michael.black@freshfields.com.

15.5    Each party shall notify the other party in writing of any change to its details in clause 15.4 from time to time.
16.Language
The language of communication under or in connection with this Agreement shall be in English.
17.Waivers, rights and remedies
17.1    The rights and remedies provided for in this Agreement are cumulative and not exclusive of any other rights or remedies, whether provided by Law or otherwise.
17.2    No failure to exercise, or delay in exercising, any right under or in relation to this Agreement or provided by Law shall operate as a waiver of the right. The single or partial exercise of any remedy or right under this Agreement or provided by Law shall not preclude any further exercise of it or the exercise of any other rights or remedies.
17.3    Without prejudice to any other rights or remedies that another party may have, each party acknowledges and agrees that damages may not be an adequate remedy for any breach by it of this Agreement and that accordingly another party (or third party entitled to enforce any clause hereunder) may be entitled, without proof of special damages, to the remedies of final or interim injunction, specific performance and other equitable relief (or any combination of such remedies) for any threatened or actual breach of this Agreement by any party and no proof of special damages shall be necessary for the enforcement by any party (or relevant third party) of its rights under this Agreement.
18.No partnership
No provision of this Agreement creates a partnership between Alpha (on the one hand) and Corpay (on the other hand) or makes a party the agent of another party for any purpose. A party has no authority or power to bind, to contract in the name of, or to create a liability for the other party in any way or for any purpose.
19.Further assurances
At its own cost, each party shall (and shall procure that members of the Alpha Group or the Corpay Group (as applicable) shall and shall use reasonable endeavours to procure that any necessary other person shall) execute such documents and do such acts and things as may reasonably be necessary for the purpose of giving the full effect to and benefit of this Agreement.
20.Counterparts
This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by email attachment or telecopy shall be an effective mode of delivery.
21.Variations
21.1    No variation of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of Corpay and Alpha.
21.2    If this Agreement is varied:
(a)    the variation shall not constitute a general waiver of any provisions of this Agreement;
(b)    unless the parties expressly agree otherwise in writing, the variation shall not affect any rights, obligations or liabilities under this Agreement that have already accrued up to the date of variation; and

(c)    the rights and obligations of the parties under this Agreement shall remain in force, except as, and only to the extent that, they are varied.
22.Invalidity
22.1    Each of the provisions of this Agreement is severable.
22.2    If and to the extent that any provision of this Agreement is held to be, or becomes, illegal, invalid or unenforceable under the Law of any jurisdiction, such illegality, invalidity or unenforceability shall not in any way affect or impair:
(a)    the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement;
(b)    the legality, validity or enforceability under the Law of any other jurisdiction of that provision or any other provision of this Agreement, and, if the relevant provision would be valid, binding and enforceable in that jurisdiction if some part of the provision were deleted or amended, then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable.
23.Third party enforcement rights
23.1    Clauses 6, 7.1, 7.2, 10.4, 11.3 and Schedule 2 are intended to confer benefits on and be enforceable by the third parties referred to therein under the Contracts (Rights of Third Parties) Act 1999, as follows:
(a)    in relation to clauses 7.1, 7.2, 10.4 and 11.3 with effect from the date of this Agreement; and
(b)    in relation to clause 6 and Schedule 2, with effect from the Effective Date.
These rights are subject to: (i) the rights of the parties, prior to the Effective Date, to rescind or vary this Agreement without the consent of any other person and; (ii) the other terms and conditions of this Agreement.
23.2    Except as set out in clause 23.1, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

24.Governing law and jurisdiction
24.1    This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, English law.
24.2    The English courts shall have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this Agreement including, without limitation disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation, performance or non-performance of, termination or the legal relationships established by, this Agreement; and (ii) any non-contractual obligations arising out of or in connection with this Agreement. For such purposes each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction. Each party also irrevocably waives any objection to the recognition or enforcement in the courts of any other country of a judgment delivered by an English court exercising jurisdiction pursuant to this clause.
25.Corpay Agent for service of process
Corpay irrevocably agrees and consents to any process in respect of any claim being served on it by hand-delivered courier or registered mail at the following address: 3280 Peachtree Road, Suite 2400, Atlanta, GA 30305, United States, Attention: General Counsel’s Office. Such service shall be deemed completed on delivery to such address. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law. Corpay irrevocably undertakes not to contest or challenge Alpha’s right to serve any legal claim or process on Corpay outside the United Kingdom without permission of the English court pursuant to Rule 6.33(2B)(b) of the Civil Procedure Rules 1998 (as amended from time to time).

IN WITNESS WHEREOF this Agreement has been duly executed on the date stated on page 1.

SIGNED by         )
for and on behalf of    )
CORPAY, INC.        )     /s/ Steve Greene
            Authorised Signatory

SIGNED by         )
for and on behalf of    )
ALPHA GROUP        )     /s/ Clive Ian Kahn
INTERNATIONAL PLC        Authorised Signatory

Schedule 1
Form of Announcement

Schedule 2
Alpha Share Plans and Employee-Related Matters
Alpha and Corpay agree that the following provisions will, subject to the Scheme becoming effective in accordance with its terms, apply to the Alpha Share Plans and certain other employee arrangements.

If the Acquisition is effected as a Takeover Offer, references to the Court Sanction Date and the Effective Date will be read as if they refer to the date on which the Takeover Offer becomes or is declared unconditional in accordance with the requirements of the Code.

The acknowledgements in this Schedule 2 do not impose any contractual restrictions or obligations on any member of the Alpha Group or its board of directors.

1.Definitions
In this Schedule 2, each of the following words and expressions shall have the following meanings:

Alpha Remuneration Policy means the prevailing shareholder-approved directors’ remuneration policy of Alpha;
Founder Pledged Awards means the options granted under the Group LTIP to certain employees which Morgan Tillbrook has agreed to satisfy pursuant to a linking deed dated 11 February 2025;
Group LTIP means the Alpha Group Long Term Incentive Plan 2024;
Group LTIP (8x) Awards means the options granted under the Group LTIP whose vesting is subject to the underlying profit after tax of either the Netherlands, Spanish, German or Cobase businesses (also referred to as “NL2”, “Spain”, “Germany” and “Cobase”, and each a Group LTIP (8x) Scheme;
Institutional Subsidiary Scheme means the share scheme arrangement whereby employees acquired D2, D3, F1, F2, F3, F4, F5 and F6 shares in Alpha FX Institutional Limited (also referred to as the “Funds schemes”);
NL Subsidiary Scheme means the share scheme arrangement whereby employees acquired F ordinary shares in Alpha FX Netherlands Limited (also referred to as the “NL1 scheme”);
Non-Accelerating Subsidiary Schemes means the share scheme arrangements whereby employees acquired:
(a)    F, J and L ordinary shares in Alpha FX Limited (also referred to as the “Growth schemes”);

(b)    D1, D2, D3 and D4 ordinary shares in Alpha FX Limited (also referred to as the “APS schemes”);
(c)    I1 and I2 ordinary shares in Alpha FX Limited (also referred to as the “Bristol schemes”);
(d)    K1 and K2 ordinary shares in Alpha FX Limited (also referred to as the “Fund Finance schemes”); and
(e)    A1 and A2 ordinary shares in Alpha FX Europe Limited (also referred to as the “Italy schemes”);
and Non-Accelerating Subsidiary Scheme shall mean any of them;
Subsidiary Earnout means the earnout rights held by certain minority shareholders in a subsidiary of Alpha, pursuant to arrangements agreed between Alpha and such minority shareholders prior to the date of this Agreement;
Subsidiary Schemes means the Institutional Subsidiary Scheme, the NL Subsidiary Scheme and the Non-Accelerating Subsidiary Schemes;
Subsidiary Share means a share in a subsidiary of Alpha held by a participant in a Subsidiary Scheme; and
UPAT means the amount of the underlying profit after tax of the relevant business.
2.General Alpha Share Plan matters
2.1    Corpay acknowledges that Alpha currently has in place the following equity incentive schemes (and no others):
(a)    Founder Pledged Awards;
(b)    Group LTIP (8x) Awards;
(c)    Institutional Subsidiary Scheme;
(d)    NL Subsidiary Scheme;
(e)    Non-Accelerating Subsidiary Schemes; and
(f)    Subsidiary Earnout.
2.2    Corpay and Alpha acknowledge that:
(a)    the Scheme Record Time shall take place after the Court Sanction Date to allow those participants in the Alpha Share Plans and the Subsidiary Earnout who acquire Alpha Shares on or before the Court Sanction Date to have those Alpha Shares acquired by Corpay and dealt with through the Scheme on the same terms as Alpha Shares held by Alpha Shareholders;
(b)    Corpay and Alpha intend to jointly write to participants in the Alpha Share Plans and the Subsidiary Earnout on, or as soon as practicable after, the posting of the Scheme Document to inform them of the impact of the Scheme on their outstanding options, put rights, and awards under the Alpha Share Plans and the Subsidiary Earnout (Awards), the extent to which their Awards will or may vest and become exercisable (as applicable) as a result of the Scheme and any actions they may need to take in connection with their Awards as a result of the Scheme;
(c)    Alpha Shareholder approval will be sought for an amendment to the articles of association of Alpha so that any Alpha Shares issued or transferred on or after the Scheme Record Time will, if and when Corpay in its sole discretion determines, be automatically transferred to, or to the order of, Corpay in exchange for the provision by Corpay of the same consideration payable per Alpha Share; and
(d)    Alpha acknowledges and agrees that amending the articles of association of any of its subsidiaries falls outside the ordinary course of business and would therefore constitute a "restricted action" for the purposes of Rule 21.1 of the Code.
3.Founder Pledged Awards
3.1    Corpay acknowledges that the Founder Pledged Awards will vest on the Court Sanction Date as follows:
(a)    the applicable performance conditions will be tested by the Alpha Remuneration Committee, with reference to performance for the period to 31 December 2025 as follows:
(i)    if the Court Sanction Date is prior to 31 December 2025 the performance conditions will be tested with reference to the actual results for the period to the last completed month prior to the Court Sanction Date plus an estimate for the remaining months to 31 December 2025 calculated with regard to the average monthly results in the 3 month period to and including the last completed month prior to the Court Sanction Date;
(ii)    if the Court Sanction Date is post-31 December 2025 the performance conditions will be tested with reference to the actual results for the period to 31 December 2025; and
(b)    time pro-rating will be modified such that 1/3 of the Founder Pledged Awards held by participants who are not executive directors of Alpha and 1/2 of the Founder Pledged Awards held by participants who are executive directors of Alpha, in each case after the application of the performance conditions will vest and become exercisable.
3.2    Corpay acknowledges that any holding period or malus and clawback provisions applicable to the Founder Pledged Awards will expire and no longer apply immediately following the Court Sanction Date.
4.Group LTIP (8x) Awards
4.1    Corpay acknowledges that the Group LTIP (8x) Awards will vest on the Court Sanction Date, subject to paragraph 10.2, as follows:

(a)    the applicable performance conditions will be assessed by annualising the relevant UPAT from Alpha’s management accounts in respect of the 6 month period up to 30 June 2025;
(b)    the “Relevant Number” will be adjusted so that the Relevant Numbers specified in participants’ award documentation for the tranches of their Award relating to financial years subsequent to 2025 are nil and the Relevant Number in respect of the 2025 financial year remains unadjusted; and
(c)    the resulting number of Shares will be rounded down to the nearest whole number, with the expected number of Alpha Shares that vest under each Group LTIP (8x) Scheme as follows:

Applicable Group LTIP (8x) Scheme	Number of Alpha Shares	Cash Value at Offer Price (£)
NL2	39,847	1,693,498
Spain	9,629	409,233
Germany	Nil	Nil
Cobase	6,717	285,473
4.2    Corpay acknowledges and agrees that if, for any reason, Alpha Shares cannot be issued or transferred when the Group LTIP (8x) Awards vest or are exercised in either case before the Scheme Record Time (or if the Alpha Remuneration Committee considers that it is inconvenient or costly to do so), such Awards may be settled by Alpha in cash, subject to paragraph 10.2. Alpha will notify Corpay promptly of any actions it takes pursuant to this paragraph that may affect the number of Alpha Shares required to satisfy the awards under the Alpha Share Plans.
4.3    Any malus and clawback provisions applicable to the Awards under the Group LTIP will continue to apply following the Court Sanction Date.
5.Institutional Subsidiary Scheme
5.1    Subject to paragraph 10.4, Corpay will offer each participant in the Institutional Subsidiary Scheme, conditional upon them (i) transferring the entirety of their Subsidiary Shares in the Institutional Subsidiary Scheme to Alpha (or a person nominated by Alpha) at the Effective Date for nil or nominal consideration, and (ii) waiving all of their rights, claims and entitlements to, or interests in, the Subsidiary Shares or entitlements to any further payment in respect of those Subsidiary Shares, a cash payment for the Subsidiary Shares in the Institutional Subsidiary Scheme that they hold payable within 14 days of the Effective Date as described in paragraph 10. The aggregate value of such cash payments in respect of all of the Subsidiary Shares in the Institutional Subsidiary Scheme, after deducting the amount of any unpaid subscription costs or outstanding loans payable to the Alpha Group by the participant (collectively, the Participant Liabilities), shall be £412,931 , and subject to paragraph 10.2. The amounts being offered by Corpay are calculated with reference to the annualised results for the 6 month period to 30 June 2025. Corpay will provide participants with at least 21 days from the date of the offer by

Corpay (or such longer period as Corpay and Alpha may agree) to accept or reject such offer, and where acceptance is not received within the foregoing timeframe, shall be deemed to have rejected such offer (unless otherwise agreed by Corpay).
5.2    Corpay acknowledges that, to the extent any participant in the Institutional Subsidiary Scheme rejects (or is deemed to have rejected) Corpay’s offer under paragraph 5.1 in respect of their Subsidiary Shares in the Institutional Subsidiary Scheme, that participant will either retain their Subsidiary Shares under the Institutional Subsidiary Scheme or be entitled to exercise a put right in accordance with the articles of association of Alpha FX Institutional Limited pursuant to which they may put all of their Subsidiary Shares in the Institutional Subsidiary Scheme onto Alpha FX Limited in consideration for £4,209 for each Subsidiary Share in the Institutional Subsidiary Scheme (subject to deduction of the amount of any Participant Liabilities) and settled by an exchangeable loan note on the terms of the agreed form Exchange Loan Note Instrument (as that term is defined in the Shareholders’ Agreement relating to Alpha FX Institutional Limited dated 16 March 2022). Alpha confirms that the board of directors of Alpha FX Institutional Limited has determined the market value of each Subsidiary Share in the Institutional Subsidiary Scheme to be £4,209.
6.NL Subsidiary Scheme
6.1    Subject to paragraph 10.4, Corpay will offer the participant(s) in the NL Subsidiary Scheme, conditional upon them (i) transferring the entirety of their Subsidiary Shares in the NL Subsidiary Scheme to Alpha (or a person nominated by Alpha) at the Effective Date for nil or nominal consideration, and (ii) waiving all of their rights, claims and entitlements to, or interests in, the Subsidiary Shares or entitlements to any further payment in respect of those Subsidiary Shares, a cash payment, after deducting the amount of any Participant Liabilities, of £667,165, payable within 14 days of the Effective Date as described in paragraph 10, with the aggregate value of such cash payments subject to paragraph 10.2. The amounts being offered by Corpay are calculated with reference to the annualised results for the 6 month period to 30 June 2025. Corpay will provide participants with at least 21 days days from the date of the offer by Corpay (or such longer period as Corpay and Alpha may agree) to accept or reject such offer, and where acceptance is not received within the foregoing timeframe, shall be deemed to have rejected such offer (unless otherwise agreed by Corpay).
6.2    Corpay acknowledges that, to the extent that any participant rejects (or is deemed to have rejected) Corpay’s offer under paragraph 6.1 in respect of their Subsidiary Shares in the NL Subsidiary Scheme, that participant will forfeit any payment under paragraph 9.2, and retain their Subsidiary Shares under the NL Subsidiary Scheme.
7.Non-Accelerating Subsidiary Schemes
7.1    Subject to paragraph 10.4, Corpay will offer each participant in the Non-Accelerating Subsidiary Schemes, conditional upon them (i) transferring the entirety of their Subsidiary Shares in the relevant Subsidiary Scheme to Alpha (or a person nominated by Alpha) at the Effective Date for nil or nominal consideration, and (ii) waiving all of their rights, claims and entitlements to, or interests in, the Subsidiary Shares or entitlements to any further payment in respect of those Subsidiary Shares:
(a)    a cash payment calculated in accordance with paragraph 7.3, payable within 14 days of the Effective Date as described in, and subject to, paragraph 10; and
(b)    a further cash payment calculated in accordance with paragraph 7.4 which shall be payable in the first practicable payroll following the first anniversary of the Effective Date as described in, and subject to, paragraph 10, provided that the participant remains in employment with the Alpha Group or the Corpay Group on the first anniversary of the Effective Date (save that they shall receive such payments in full if their employment is terminated prior to that date other than by their resignation or their summary dismissal).
7.2    Corpay will provide participants with at least 21 days from the date of the offer by Corpay (or such longer period as Corpay and Alpha may agree) to accept or reject such offer, and where acceptance is not received within the foregoing timeframe, shall be deemed to have rejected such offer (unless otherwise agreed by Corpay).
2025 Payout
7.3    The cash payment in paragraph 7.1(a) will be calculated with reference to the annualised results for the 6 month period to 30 June 2025 so that each participant receives a portion of the aggregate value for the Subsidiary Scheme set out in the table below calculated by reference to the number of the participant’s Subsidiary Shares in that Subsidiary Scheme that are capable of vesting in respect of the 2025 financial year as a proportion of all participants’ Subsidiary Shares in that Subsidiary Scheme that are capable of vesting in respect of the 2025 financial year:

Scheme	£ per scheme After deducting the amount of Participant Liabilities, and subject to paragraph 10.2
Growth scheme – F	3,502,345
Growth scheme – J	3,401,898
Growth scheme – L	6,039,964
APS scheme	187,523
Bristol scheme	363,012
Fund Finance scheme	Nil
Italy scheme	936,486

Retention payment
7.4    The cash payment in paragraph 7.1(b) will be calculated so that each participant receives a portion of the aggregate value for the Subsidiary Scheme set out in the table below calculated by reference to the number of the participant’s Subsidiary Shares in that Subsidiary Scheme that are capable of vesting in respect of the 2026 and future financial years as a proportion of all participants’ Subsidiary Shares in that Subsidiary that are capable of vesting in respect of the 2026 and future financial years:

Scheme	£ per scheme After deducting the amount of Participant Liabilities, subject to paragraph 10.5
Growth scheme – F	439,958
Growth scheme – J	1,317,154
Growth scheme – L	2,237,840
APS scheme (D1/D2)	N/A
APS scheme (D3)	46,800
APS scheme (D4)	142,266
Bristol scheme	47,468
Fund Finance scheme	100,000
Italy scheme	668,514

7.5    Corpay acknowledges that, to the extent any participant rejects (or is deemed to have rejected) Corpay’s offer under paragraph 7.1 in respect of their Subsidiary Shares in a particular Subsidiary Scheme, that participant will retain their Subsidiary Shares under that Subsidiary Scheme.
8.Subsidiary Earnout
8.1    Corpay acknowledges that up to 103,900 Alpha Shares (with an aggregate cash value at the Offer Price of £4,415,750) are expected to be issued prior to the Scheme Record Time to participants in the Subsidiary Earnout, pursuant to arrangements agreed between Alpha and such minority shareholders prior to the date of this Agreement.
9.Unlaunched Awards and Compensatory Payments
9.1    Corpay acknowledges that there are awards under the Group LTIP that Alpha had intended to grant during June 2025 to six individuals which have not yet been implemented (the Unlaunched Awards). Corpay acknowledges and, to the extent required by Rule 21.1 of the Code, consents that in lieu of such Unlaunched Awards, Alpha intends to make a cash payment on or shortly following the Effective Date to each such intended recipient of the Unlaunched Awards of an amount equivalent to the value of their respective Unlaunched Awards as at the Effective Date determined by reference to the number of Alpha Shares that would have vested in connection with the Acquisition under the Unlaunched Award, had it been granted, and the Offer Price, and the time pro-rating reduction that would have applied such that the post-performance figures are multiplied by 1/3, with the aggregate value of such cash payments subject to paragraph 10.2.
9.2    Corpay further acknowledges and, to the extent required by Rule 21.1 of the Code, consents that Alpha intends to make certain one-off payments to a small number of key employees (who are not executive directors) to compensate them for the loss of certain share scheme rights. Such payments would be made on or shortly following the Effective Date, with the aggregate value of such payments subject to paragraph 10.2. For the avoidance of doubt, where such employees receive any payments under this paragraph 9.2, they shall not be entitled to receive any payments in respect of Unlaunched Awards under paragraph 9.1.
10.Payment mechanics
10.1    Corpay and Alpha expect the aggregate amounts payable participants in accordance with paragraphs 3 (Founder Pledged Awards), 4 (Group LTIP (8x) Awards), 5 (Institutional Subsidiary Scheme), 6 (NL Subsidiary Scheme), 7 (Non-Accelerating Subsidiary Schemes) and 9 (Unlaunched Awards and Compensatory Payments) to be processed through payroll, and such payment or delivery of Alpha Shares to be subject to income tax, employee’s and employer’s national insurance contributions (or overseas equivalent). Corpay and Alpha acknowledge that each participant shall be responsible for any stamp duty arising in connection with the transfer of their Subsidiary Shares in accordance with this Schedule.
10.2    Corpay and Alpha acknowledge that the aggregate value of the cash payments and Alpha Shares delivered in accordance with paragraphs 4 (Group LTIP (8x) Awards), 5 (Institutional Subsidiary Scheme), 6 (NL Subsidiary Scheme), 7.3 (Non-Accelerating Subsidiary Schemes – 2025 Payout), 8 (Subsidiary Earnout) and 9 (Unlaunched Awards and Compensatory Payments), plus the value of cash payments that would otherwise be payable in accordance with such paragraphs in respect of any Subsidiary Shares that a participant retains, after taking account of any Participant Liabilities, (the Aggregate Value) shall not exceed £25.5 million.
10.3    To the extent that the calculation of Aggregate Value results in an amount which, together with any Excess (as defined in clause 8.3 of this Agreement), is less than £25.5 million (whether by reason of the application of the applicable performance conditions or by reason of participants forfeiting or otherwise losing their relevant Awards, Group LTIP (8x) Awards, Unlaunched Awards, Subsidiary Shares or Subsidiary Earnout entitlements following the date hereof or otherwise), the Alpha Remuneration Committee reserves the right to adjust the payments provided in this Schedule in such manner, acting fairly and reasonably with due regard for the principle of equality of treatment among participants within the same Subsidiary Scheme, as it may determine; provided that the Aggregate Value plus any Excess does not exceed £25.5 million. To the extent that the Aggregate Value plus any Excess (as defined in clause 8.3 of this Agreement) would otherwise exceed £25.5m the Alpha Remuneration Committee will reduce payouts as it considers appropriate, acting fairly and reasonably with due regard for the principle of equality of treatment among participants within the same Subsidiary Scheme, to ensure the Aggregate Value plus any Excess does not exceed £25.5m.
10.4    The amounts offered by Corpay pursuant to paragraphs 5 (Institutional Subsidiary Scheme), 6 (NL Subsidiary Scheme), 7.3 (Non-Accelerating Subsidiary Schemes – 2025 Payout) of this Schedule are subject to the provisions of clause 8.3 of this Agreement.
10.5    Corpay and Alpha acknowledge that the aggregate value of the cash payments to be delivered in accordance with paragraphs 7.4 (Non-Accelerating Subsidiary Schemes – Retention Payment), plus the value of cash payments that would otherwise be payable in accordance with such paragraph in respect of the relevant Subsidiary Shares that a participant retains, shall not exceed £5 million (the RP Aggregate Value).
10.6    As soon as reasonably practicable after the date of this Agreement, and subject to applicable data privacy laws, Alpha shall provide to Corpay a schedule setting out the expected payment to each participant in accordance with this schedule, that complies with the principles set out herein, including the maximum amounts of the Aggregate Value and RP Aggregate Value.
11.Ordinary course of business arrangements
11.1    Corpay acknowledges and agrees that in the period to the Effective Date Alpha intends, in the ordinary course of business in a manner consistent with Alpha’s normal and historic practice and, where applicable, the Alpha Remuneration Policy, to carry out annual (or other periodic) pay reviews, appraisals and promotion rounds in relation to employees whose per annum salary is less than £150,000 where the aggregate amount of any salary increases given to employees in such period will not exceed £300,000. Alpha will consult with Corpay and take into account its views on any such actions before implementing them.
12.Maintenance of compensation and benefits

12.1    Following completion of the Acquisition, Corpay will ensure that the existing contractual and statutory employment rights of Alpha employees are safeguarded.
13.Bonus

13.1    Corpay acknowledges that Alpha currently operates bonus arrangements for certain employees under which bonuses are paid either monthly, quarterly, six-monthly or annually, subject to financial and non-financial performance conditions and that the Alpha Group intends, prior to the Effective Date, to continue to operate these arrangements in a manner consistent with Alpha’s normal and historic practice and, where applicable, the Alpha Remuneration Policy.

13.2    Corpay acknowledges that the extent to which bonuses are paid prior to the Effective Date, or in respect of any period prior to the Effective Date, is to be determined solely by Alpha in a manner consistent with Alpha’s normal and historic practice and, where applicable, the Alpha Remuneration Policy.

13.3    In respect of bonuses for the performance period in which the Effective Date falls, Corpay consents, to the extent necessary for the purposes of Rule 21.1 of the Code, that Alpha (or in respect of the executive directors of Alpha the Alpha Remuneration Committee) (acting fairly and reasonably) shall assess performance for the period to the Effective Date against the applicable bonus metrics for that performance period (in a manner consistent with Alpha’s normal and historic practice and, where applicable, the Alpha Remuneration Policy), with the resulting bonus amounts pro-rated from the full performance period equivalent amount to reflect the portion of the performance period falling prior to the Effective Date (such amounts the Pre-Closing Bonuses).

13.4    The parties acknowledge and agree that Corpay (acting fairly and reasonably) shall determine the bonuses for the part of the performance period falling after the Effective Date by reference to performance against (i) if the Effective Date falls on or prior to 31 December 2025, the applicable bonus metrics set by Alpha for that performance period; or (ii) if the Effective Date falls after 31 December 2025, such bonus metrics as Corpay may determine (such amounts the Post-Closing Bonuses).

13.5    Corpay agrees that Alpha will pay the aggregate amount of the Pre-Closing Bonuses and Post-Closing Bonuses to the relevant Alpha employees on Alpha’s normal bonus payment dates with no requirement to defer any part of such bonus into shares, save that the relevant Alpha employee shall no longer be eligible for any bonuses if their employment with the Alpha Group or the Corpay Group is terminated prior to the payment dates (i) by their employer in circumstances where they would be entitled to summarily dismiss the employee or (ii) by voluntary resignation that does not constitute constructive dismissal. For the avoidance of doubt, any Alpha employee who ceases to be employed by the Alpha Group or the Corpay Group for any other reason will retain an entitlement to their Pre-Closing Bonus and Post-Closing Bonus, pro-rated through to the date their employment terminates.

14.Non-executive directors

14.1    Corpay acknowledges that Alpha intends that, after the Effective Date and subject to and conditional on Alpha being de-listed, each non-executive director of Alpha will be paid in lieu of the notice period specified in their letter of appointment.